UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported):       November 13, 2007
(Exact name of registrant as
specified in charter)

Ohio	0-850	34-6542451

(State or other jurisdiction of incorporation)	Commission File Number	(I.R.S. Employer Identification No.)

127 Public Square, Cleveland, Ohio	44114-1306

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (216) 689-6300
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☑ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 8 — Other Events
Item 8.01 Other Events
On October 3, 2007, Visa Inc. (“Visa”) announced that it had completed restructuring transactions in preparation for its initial public offering (“IPO”), which is expected to occur in the first half of 2008. As part of this restructuring, KeyBank (“Key”) received approximately 6.5 million Class USA shares of Visa common stock. It is anticipated that some of these shares will be redeemed as part of the IPO with the remaining shares converted to Class A shares on the third anniversary of the IPO or upon Visa’s settlement of certain litigation matters, whichever is later. Visa is expected to apply a portion of the proceeds from the IPO to fund an escrow account to cover certain litigation judgments and settlements.
On November 7, 2007, Visa announced that it had reached a settlement with American Express related to an antitrust lawsuit. The settlement is subject to certain approvals. Key was not a named defendant in this lawsuit and, therefore, will not be directly liable for any amount of the settlement. However, in accordance with Visa’s by-laws, Key may be required to share in certain losses incurred by Visa. Due to Key’s membership interest in Visa, a liability of approximately $32 million, or $.05 per diluted common share, will be recorded during the fourth quarter of 2007. In the event the IPO occurs, Key anticipates that Visa’s escrow account discussed above will be used to settle such litigation judgments and settlements, and the liability recorded on Key’s books would no longer be required. Key expects that its proceeds from the anticipated share redemption would more than offset the recorded liability.
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This release contains forward-looking statements, including statements about our financial condition, results of operations, earnings outlook, asset quality trends and profitability. Forward-looking statements express management’s current expectations or forecasts of future events and, by their nature, are subject to assumptions, risks and uncertainties. Although management believes that the expectations and forecasts reflected in these forward-looking statements are reasonable, actual results could differ materially due to a variety of factors including: (1) changes in interest rates; (2) changes in trade, monetary or fiscal policy; (3) changes in general economic conditions, or in the condition of the local economies or industries in which we have significant operations or assets, which could, among other things, materially impact credit quality trends and our ability to generate loans; (4) increased competitive pressure among financial services companies; (5) the inability to successfully execute strategic initiatives designed to grow revenues and/or manage expenses; (6) consummation of significant business combinations or divestitures; (7) operational or risk management failures due to technological or other factors; (8) heightened regulatory practices, requirements or expectations; (9) new legal obligations or liabilities or unfavorable resolution of litigation; (10) adverse capital markets conditions; (11) continued disruption in the fixed income markets; (12) disruption in the economy and general business climate as a result of terrorist activities or military actions; and (13) changes in accounting or tax practices or requirements. Forward-looking statements are not guarantees of future performance and should not be relied upon as representing management’s views as of any subsequent date. We do not assume any obligation to update these forward-looking statements. For further information regarding KeyCorp, please read KeyCorp’s reports that are filed with the Securities and Exchange Commission and are available at www.sec.gov.
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INFORMATION ABOUT PROPOSED KEYCORP/U.S.B. HOLDING CO., INC. MERGER
On July 27, 2007, KeyCorp (NYSE: KEY) (“Key”) and U.S.B. Holding Co., Inc. (NYSE: UBH) (“USB”) announced the signing of a definitive agreement under which Key will acquire USB (the “Agreement”). Under the Agreement by and among KeyCorp, an Ohio corporation (“Key”), KYCA LLC, a Delaware limited company (the “Merger Sub”) and a direct wholly-owned subsidiary of Key, and USB, USB will merge with and into the Merger Sub, with the Merger Sub as the surviving entity of such merger. Subsequently, the Merger Sub will be merged into Key.
Key has filed a registration statement on Form S-4, as amended, with the Securities and Exchange Commission (‘SEC”) under the Securities Act of 1933, as amended, that registers its common shares in the Merger and includes a Proxy Statement for USB shareholders. The registration statement, including its exhibits, contains additional relevant information about Key and USB and the proposed Merger. USB is mailing the Proxy Statement/Prospectus to its stockholders on or about October 26, 2007. Stockholders are urged to read the Registration Statement and the Proxy Statement/Prospectus regarding the Merger, as well as any other relevant documents filed with the SEC or incorporated by reference in the Proxy Statement/Prospectus, if and when they become available.
Key and USB file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any nonconfidential information filed with the SEC at the Public Reference Room of the SEC at 100 F Street, N.E., Room 1024, Washington, D.C. 20549. You may obtain information on the operation of the SEC’s Public Reference Room by calling the SEC at 1-800-SEC-0330.
The SEC also maintains a website that contains reports, proxy statements and other information about issuers, like Key, that file electronically with the SEC. The address of the website is http://www.sec.gov. The reports and other information filed by USB and Key with the SEC are also available at Key’s and USB’s websites. The address of Key’s website is http://www.key.com. The address of USB’s website is http://www.unionstate.com.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

KEYCORP

(Registrant)

Date: November 16, 2007	/s/	Daniel R. Stolzer

	By:	Daniel R. Stolzer Vice President and Deputy General Counsel